CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated October 29, 2004 in this Post-effective Amendment No. 6 to the Registration Statement for the Electric City Funds, Inc. (Registration Numbers 811-09523 and 333-84665) and of all references to our firm “Financial Highlights” in the Prospectus and the heading “Independent Accountants” in the Statement of Additional Information of the Funds.

/s/Cohen McCurdy, Ltd.

January 6, 2005